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                       [Davis Polk & Wardwell Letterhead]













                                                     June 15, 1998




Brand Scaffold Services, Inc.
15450 South Outer Highway 40, #270
Chesterfield, Missouri 63017

Ladies and Gentlemen:

         We have acted as special counsel to Brand Scaffold Services, Inc. (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange 10 1/4% Senior Notes due 2008 which have been registered under the Securities Act of 1933, as amended (the "Exchange Notes"), for any and all of its outstanding 10 1/4% Senior Notes due 2008 (the "Old Notes").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing we are of the opinion that the Exchange Notes, when duly and validly executed by the Company, authenticated by the Trustee in accordance with the terms of the indenture relating thereto and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and equitable principles of general applicability.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the

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Brand Scaffold Services, Inc.          2                          June 15, 1998

United States of America and the General Corporation Law of the State of
Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


                                                     Very truly yours,



                                                     Davis Polk & Wardwell